Exhibit 10.2

WARRANT REPURCHASE AGREEMENT

This Warrant Repurchase Agreement (this “Agreement”) is dated as of October 16, 2006, among Cell Therapeutics, Inc., a Washington corporation (the “Company”), and the warrant holder identified on the signature page hereto (the “Holder”).

WHEREAS, the Company and the Holder are party to a Securities Purchase Agreement, dated as of September 18, 2006 (the “Purchase Agreement”), pursuant to which the Holder received that Greenshoe Common Stock Purchase Warrant to purchase the number of shares of Common Stock set forth on the signature page hereto (the “Warrant”);

WHEREAS, the Company wishes to repurchase the Warrant from the Holder at a price of $0.20 per share issuable upon exercise of the Warrant (the “Repurchase Price”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company and the Holder desire to void the sale of the above referenced transaction to the extent more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Holder agree as follows:

1. Repurchase. As soon as practicable following the date of this Agreement, the parties agree that (i) the Holder will deliver the Warrant to the Company and (ii) within one business day following receipt of the Warrant, the Company will wire to the Holder an amount equal to the Repurchase Price in immediately available funds to the account specified in writing by the Holder.

2. Indemnification. The Company shall indemnify and hold harmless Holder and its officers, directors, employees, stockholders, representatives, agents, successors and permitted assigns from and against the entirety of any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, losses, liabilities, dues, penalties, fines, costs, obligations, taxes, encumbrances, settlement costs and fees and expenses (including, without limitation, court costs and reasonable attorneys’ fees and expenses) in connection with, resulting from, arising out of or relating to the transaction contemplated by this Agreement or a breach of this Agreement by the Company.

3. Entire Agreement. This Agreement and the Purchase Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

4. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

5. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Repurchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CELL THERAPEUTICS, INC.			[HOLDER NAME]

By:	/s/ James A. Bianco, M.D.		By:	[/s/ Holder Signatory]
	Name:	James A. Bianco, M.D.		Name:
	Title:	President and Chief Executive Officer		Title:

Shares issuable upon
exercise of the Warrant: [ ]